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                                                                    Exhibit 12.2
Ratio of EBITDA (as defined) to Interest Expense:
-------------------------------------------------

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
                                                                             Pro Forma
                              1994      1995      1996      1997      1998      1998
                            -------   -------   -------   -------   -------   -------
EBITDA (as defined)         $ 9,875   $13,168   $17,213   $24,522   $43,547   $43,647

Interest expense              4,823     5,193     4,510     3,463     3,175    22,789
                            -------   -------   -------   -------   -------   -------

Ratio                           2.1       2.5       3.8       7.1      13.7       1.9
